Exhibit 10.1

AMENDED AND RESTATED
CHANGE OF CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT (the “Agreement”) is entered into as of the _______ day of ________, 2023 (the “Effective Date”) by and between Capitol Federal® Financial, Inc. (“CFF”), a Maryland corporation, and ________________ (the “Executive”).
WITNESSETH:
WHEREAS, CFF owns 100% of the outstanding stock of Capitol Federal® Savings Bank (the “Bank”), a federally chartered savings bank;
WHEREAS, Executive is an Executive Vice President of the Bank, and as such is a key executive officer whose continued dedication, availability, advice and counsel to CFF and the Bank is deemed important to the Boards of Directors of CFF and the Bank and to the stockholders of CFF;
WHEREAS, CFF wishes to retain the services of Executive free from any distractions or conflicts that could arise as a result of a change in control of CFF or the Bank;
WHEREAS, CFF and Executive previously entered into a Change of Control Agreement effective as of _______ __, _____ (the “Prior Agreement”);
WHEREAS, CFF and Executive desire to amend and restate the Prior Agreement to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, the Board of Directors of CFF has approved this Agreement.
NOW, THEREFORE, to assure CFF of Executive’s continued dedication, the availability of Executive’s advice and counsel to the Board of Directors of CFF free of any distractions resulting from a change of control, and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, CFF and Executive hereby agree as follows:
    1.    TERM OF AGREEMENT: This Agreement shall remain in effect until cancelled by either party hereto, upon not less than 24 months prior written notice to the other party.
    2.    CHANGE OF CONTROL: If the Executive’s employment by the Bank or CFF shall be terminated either (i) by the Bank or CFF, or any successor thereto, other than for Cause or as a result of the Executive’s death or disability, or (ii) by the Executive for Good Reason, as defined in Appendix A attached hereto (“Appendix A”), in either case within six (6) months preceding or twenty-four (24) months following a Change of Control of CFF or the Bank, then CFF shall:
    (a)    Pay to the Executive in cash upon the later of the date of such Change of Control or the effective date of the Executive’s termination with CFF or the Bank, a lump sum amount equal to 299% of the Executive’s “base amount” as determined under Section 280G of the Code.
    (b)    For purposes of this Agreement, a Change of Control of CFF means the occurrence of any of the following three events: (i) any person or persons acting as a group (within the meaning of Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of CFF possessing 30% or more of the total voting power of the outstanding stock of CFF; (ii) individuals who are members of the Board of Directors of CFF as of the date of this Agreement (the “Incumbent Board”) cease for any reason during any 12-month period to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election was approved by a vote of at least a majority of the directors comprising the Incumbent Board, or whose nomination for election by CFF’s stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; or (iii) any person or persons acting as a group (within the meaning of Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of CFF that have a gross fair market value of 40% or more of the total gross fair market value of all of the assets of CFF immediately before such acquisition or acquisitions; provided that with respect to each of the events covered by clauses (i) through (iii) above, the event must also be deemed to be either a change in the ownership of CFF, a change in the effective control of CFF or a change in the ownership of a substantial portion of the assets of CFF within the meaning of Section 409A of the Code.
    (c)    Notwithstanding any other provision contained in this Agreement, in the event any payment under this Section 2 is made contingent upon the execution of a general release of claims and the time period that the Executive has to consider the terms of such general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.
    3.    LIMITATION OF BENEFITS: It is the intention of the parties that no payment be made or benefit provided to the Executive that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by CFF or the imposition of an excise tax on the Executive under Section 4999 of the Code. If either the independent accountants serving as auditors for CFF or legal counsel for CFF immediately prior to the date of a Change of Control determine that some or all of the payments or benefits scheduled under this Agreement, when combined with any other payments or benefits provided to the Executive on a Change of Control, would constitute nondeductible excess parachute payments by CFF or any affiliate under Section 280G of the Code, then the payments or benefits scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid or provided without causing any such payments or benefits scheduled under this Agreement or otherwise provided on a Change of Control to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants or legal counsel shall be binding on the parties. If the payments or benefits upon a Change of Control are required to be reduced pursuant to this Section 3, then the lump sum cash payment under Section 2(a) of this Agreement shall be reduced first.
    4.    LITIGATION - OBLIGATIONS - SUCCESSORS:
    (a)    If litigation shall be brought or arbitration commenced to challenge, enforce or interpret any provision of this Agreement, and such litigation or arbitration does not end with judgment in favor of CFF, CFF hereby agrees to indemnify the Executive for his reasonable attorney’s fees and disbursements incurred in such litigation or arbitration.
    (b)    CFF’s obligation to pay the Executive the compensation contemplated herein and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which CFF may have against him or anyone else. All amounts payable by CFF hereunder shall be paid without notice or demand. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.
    (c)    CFF will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of CFF, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in its entirety. Failure of CFF to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the compensation described in Section 2. As used in this Agreement, “CFF” shall mean Capitol Federal Financial, Inc. and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 4 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

    5.    NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: If to CFF:	______________________ At the address last appearing on the personnel records of CFF Corporate Secretary Capitol Federal Financial, Inc. 700 South Kansas Ave. Topeka, Kansas 66603
or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
    6.    MODIFICATION - WAIVERS - APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of CFF by such officer as may be specifically designated by the Board of Directors of CFF. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Kansas.

    7.    INVALIDITY - ENFORCEABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
    8.    SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his executor or, if there is no such executor, to his estate.
    9.    HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision in this Agreement.
    10.    ARBITRATION: Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration in Topeka, Kansas (or as close thereto as feasible) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. CFF shall pay all administrative fees associated with such arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

    11.    CONFIDENTIALITY:
    (a)    The Executive acknowledges that CFF may disclose certain confidential information to the Executive during the term of this Agreement to enable him to perform his duties hereunder. The Executive hereby covenants and agrees that he will not, without the prior written consent of CFF, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of CFF, nor shall Executive use such confidential information to the detriment of CFF, the Bank or their successors. For purposes of this Agreement, “confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, CFF’ s financial information, plans, or any other information of whatever nature in the possession or control of CFF which has not been published or disclosed to the general public, or which gives to CFF an opportunity to obtain an advantage over competitors who do not know of or use it. The Executive further agrees that if his employment hereunder is terminated for any reason, he will leave with CFF and will not take originals or copies of any records, papers, programs, computer software and documents and all matter of whatever nature which bears secret or confidential information of CFF.
    (b)    The foregoing paragraph shall not be applicable if and to the extent the Executive is required to testify in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge issued after the Executive and his legal counsel urge that the aforementioned confidentiality be preserved.
    (c)    The foregoing covenants will not prohibit the Executive from disclosing confidential or other information to other employees of CFF or any third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.
    12.     COMPLIANCE WITH SECTION 409A OF THE CODE: Notwithstanding anything herein to the contrary, any payments to be made in accordance with this Agreement shall not be made prior to the date that is 185 calendar days from the date of termination of employment of the Executive if it is determined by CFF in good faith that such payments are subject to the limitations set forth at Section 409A of the Code and regulations promulgated thereunder, and payments made in advance of such date would result in the requirement that Executive pay additional interest and taxes in accordance with Section 409A(a)(1)(B) of the Code.
13.    ENTIRE AGREEMENT: This Agreement embodies the entire agreement between CFF and the Executive with respect to the matters agreed to herein. All prior agreements between CFF and the Executive with respect to the matters agreed to herein, including but not limited to the Prior Agreement, are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date referred to above.
                            EXECUTIVE

ATTEST:

                            CAPITOL FEDERAL FINANCIAL, INC.

ATTEST:                         By:

APPENDIX A TO AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT

Definitions:

“Cause” shall mean personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Amended and Restated Change of Control Agreement.
“Good Reason” shall mean:
    (i)    The assignment of duties to the Executive by CFF or the Bank or any successor thereto which (A) are materially different from the Executive’s duties on the date hereof, or (B) result in the Executive having significantly less authority and/or responsibility than he has on the date hereof, without his express written consent;
    (ii)    The removal of the Executive from or any failure to re-elect him to the position of Executive Vice President except in connection with a termination of his employment by CFF for Cause or by reason of the Executive’s disability;
    (iii)    A reduction by CFF or the Bank of the Executive’s then current base salary;
    (iv)    The failure of CFF or the Bank to provide the Executive with substantially the same fringe benefits (including paid vacations) that were provided to him immediately prior to the date hereof; or
    (v)    The failure of CFF to obtain the assumption of and agreement to perform the Agreement by any successor as contemplated in Section 4(c) of the Amended and Restated Change of Control Agreement.
Notwithstanding the foregoing, prior to any termination of employment for Good Reason, the Executive must first provide written notice to CFF within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and CFF shall thereafter have the right to remedy the condition within thirty (30) days of the date CFF received the written notice from the Executive. If CFF remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If CFF does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a notice of termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.
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